Exhibit 99.1

AOL REPORTS Q1 EARNINGS

NEW YORK – April 28, 2010 - AOL Inc. (NYSE: AOL) released first quarter 2010 results today.

“AOL continues to make progress against our long-term objective of becoming an internet growth company. Our results highlight the accomplishment of our first goal in AOL’s turnaround which was to significantly reduce AOL’s cost structure,” said Tim Armstrong, Chairman and Chief Executive Officer. “While our restructuring had an impact on Q1 advertising results, we are encouraged by the advertising market’s recent strength. We are now entering the second phase of AOL’s plan which is to greatly improve the consumer experience, scale the advertising systems and teams, and aggressively pursue our strategy in the marketplace.”

Summary Results

In millions (except per share amounts)

	Q1 2010	Q1 2009	Change
Revenue
Advertising	$354.3	$439.8	-19%
Subscription	282.7	393.5	-28%
Other	27.3	30.7	-11%

Total revenues	$664.3	$864.0	-23%
Adjusted operating income before depreciation and amortization (OIBDA) (1)	$198.2	$247.4	-20%

Operating income	$80.7	$141.9	-43%
Net income attributable to AOL Inc.	$34.7	$82.7	-58%

Diluted EPS	$0.32	$0.78	-59%

Cash provided by continuing operations	$162.9	$316.6	-49%
Free Cash Flow (1)	$125.1	$278.3	-55%

(1)	See Page 8 for a reconciliation of Adjusted OIBDA and Free Cash Flow to the GAAP financial measures the Company considers most comparable.

Noteworthy Items:

•

AOL significantly reduced costs in Q1 2010 as operating expenses declined $139 million versus Q1 2009. These cost reductions reflect a significant reduction in the size of AOL’s workforce and the Company’s exit from a number of unprofitable international markets and product offerings as well as cessation of paying a PC manufacturer for distribution on a per unit shipped basis.

•

AOL successfully executed meaningful operational changes which will allow the business to scale. The list of items executed include restructuring the salesforce, the launch of Ad Desk in beta, extensive testing of a new content management system and the acquisition of StudioNow. AOL also added meaningful management strength through talent acquisition and M&A in the quarter.

•

AOL had $262.4 million of cash-on-hand, or approximately $2.45 per share of cash, on its balance sheet on March 31, 2010. Q1 2010 cash provided by continuing operations was $162.9 million and Free Cash Flow was $125.1 million. AOL has not borrowed under the terms of its $250 million revolving credit facility, from December 9, 2009 (the date of the spin-off) through April 28, 2010.

•

AOL continued to prudently manage its portfolio in 2010, acquiring StudioNow for $32.1 million, selling buy.at for $16.4 million and entering into a definitive agreement to sell its ICQ operations for $187.5 million on April 28. AOL is also exploring strategic alternatives for Bebo, including its sale or shutdown in 2010.

•

AOL continues to experience significant revenue declines. Q1 2010 revenue reflects the disruption associated with our domestic salesforce reorganization, international restructuring initiatives and a lower volume of AOL Properties inventory monetized through our network, leading to declines in our advertising revenue, and fewer subscribers which led to declines in subscription and search & contextual advertising revenue.

•	AOL’s subscriber monthly average churn rate was 3% in Q1 2010, improving meaningfully year-over-year.

•	Q1 2010 operating income and Adjusted OIBDA include $23.4 million in restructuring costs versus $58.3 million in the year ago period.

•

Q1 2010 operating income and net income declines also reflect an increase in amortization expense of $27.4 million primarily related to our reevaluation of the useful lives of certain intangible assets in connection with our restructuring initiatives.

DISCUSSION OF RESULTS

Revenue

	Q1 2010	Q1 2009	Change
	(In millions)
Advertising revenue
Display	$125.6	$143.8	-13%
Display - domestic	109.8	121.6	-10%
Display - international	15.8	22.2	-29%
Search and contextual (1)	120.7	165.7	-27%

AOL Properties	246.3	309.5	-20%
Third Party Network	108.0	130.3	-17%

Total advertising revenue	354.3	439.8	-19%

Subscription revenue	282.7	393.5	-28%

Other revenue	27.3	30.7	-11%

Total revenue	$664.3	$864.0	-23%

(1)	Search and Contextual Revenue is generated when a user clicks on or views a text-based ad on their screen.

Advertising revenue reflects declines in search & contextual and display revenue from AOL Properties and lower revenue from the Third Party Network.

AOL Properties revenue reflects the continued declines in search queries, due primarily to a 26% year-over-year decrease in domestic AOL subscribers (who tend to search more frequently than non-paying visitors) and the removal of various contextual links during the quarter. AOL Properties revenue also reflects declines in domestic and international display revenue. Domestic display revenue declines largely reflect a disruption in sales associated with a reorganization of the salesforce during the quarter. In addition, the decrease reflects a lower volume of AOL Properties inventory monetized through our network due primarily to efforts to improve the user experience by reducing the number of ad units displayed on a page. Domestic display advertising was further impacted by an approximate $4 million reduction in revenue from legacy advertising deals in certain commerce and content areas that have been de-emphasized. International display revenue declines include $5.8 million related to the disruptions associated with restructuring efforts in the U.K, continued declines from Bebo and the winding-down of operations in France and Germany.

Third Party Network advertising revenue decreased reflecting the shut down or winding down of operations in many of our international markets as well as the de-emphasis of the typically low margin domestic search engine campaign management and lead generation affiliate products, which began in Q4 2009 to focus our efforts in display advertising solutions. These Third Party Network declines were partially offset by growth in the core domestic Advertising.com network.

Subscription revenue declines primarily reflect the 26% decline in subscribers noted above. Monthly average churn for the period was 3.0%, as compared to 3.7% as of March 31, 2009, and the average paid tenure of our domestic AOL-brand access subscribers has increased to 9.1 years as of March 31, 2010, from 7.8 years as of March 31, 2009. The increase in paid tenure of subscribers is due largely to the cessation of large scale access subscriber acquisition campaigns.

Other revenue declined versus the year-ago period, reflecting the timing of fees earned from mobile carriers associated with our mobile email and instant messaging functions.

Profitability

Adjusted OIBDA declined reflecting the revenue declines discussed above, partially offset by lower restructuring, traffic acquisition costs (TAC) and personnel-related costs. Lower personnel related costs reflect reduced headcount as a result of the restructuring initiatives we began in 2009. TAC declined during the quarter due to a decline from a product distribution agreement with a large distribution partner, whereby payments were previously based on the number of personal computers shipped. Under the agreement, which was amended in Q1 2010, new distribution has ceased and payments going forward will be based on a percentage of the advertising revenue we earn on the associated co-branded website. In addition to the above cost declines, operating income also reflects a $27.4 million increase in amortization expense in Q1 2010, versus the year ago period, primarily due to the accelerated amortization of certain intangible assets upon reevaluation of their useful lives.

Tax

The effective tax rate for Q1 2010 was 47.2%. The effective tax rate in Q1 2010 was higher than the statutory rate of 35%, due principally to foreign deferred tax assets generated in Q1 2010 that are subject to a valuation allowance and state income taxes. The effective tax rate for Q1 2009 was 40.6%. The effective tax rate in Q1 2009 was higher than the statutory rate of 35%, due principally to state income taxes and the impact of uncertain tax positions and related interest, partially offset by the recognition of certain foreign deferred tax assets. The change in the effective tax rate for Q1 2010, as compared to the prior year adjusted rate, was primarily due to the change in foreign deferred tax assets that are subject to a valuation allowance and the expiration of the federal research and experimentation tax credit.

Equity-Based Compensation

From the spin-off through April 23, 2010, AOL granted 4.2 million non-qualified stock options and 3.4 million restricted stock units (RSUs) to employees and directors. The exercise price of the stock options and the fair value of the RSUs are both equal to the closing price of AOL common stock on the date of grant. The range of the exercise prices of the stock options and the fair values of the RSUs was $23.28 to $25.33. In addition, effective with the spin-off, Time Warner RSUs and stock options held by AOL’s Chairman and Chief Executive Officer were converted into 339,365 AOL RSUs and 469,466 AOL stock options with an exercise price of $11.90. As of April 23, 2010, all of the unvested shares and options are dilutive.

Cash Flow

Q1 2010 cash provided by continuing operations and Free Cash Flow were $162.9 million and $125.1 million, respectively. Cash provided by continuing operations and Free Cash Flow declined $153.7 million and $153.2 million, respectively, compared to Q1 2009, due primarily to the decline in Adjusted OIBDA and $89 million in cash payments in Q1 2010 related to restructuring charges and employee bonuses expensed in 2009.

Discontinued Operations

On February 26, 2010, we completed the sale of buy.at to Digital Window Limited for approximately $16.4 million in net cash. The Company recorded a pre-tax loss on this sale of $17.7 million ($6.1 million on an after-tax basis), calculated as the excess of the carrying value of the net assets sold (including goodwill allocated to the sale of $12.6 million) over the cash proceeds. The financial condition and results of operations of buy.at have been reflected as discontinued operations for all periods presented.

Subsequent Events

On April 28, 2010, we entered into an agreement for the sale of our ICQ operations for $187.5 million in cash (subject to working capital adjustments). The sale is expected to close in the third quarter of 2010, subject to regulatory and other customary approvals in Russia and Ukraine. Further, we are currently evaluating our strategic alternatives for Bebo, which could include a sale or shutdown of Bebo in 2010.

OPERATING METRICS

	Q1 2010	Q1 2009	% Change
Subscriber Information
Domestic AOL-brand access subscribers (in thousands) (1)	4,656	6,309	-26%
Domestic average monthly subscription revenue per AOL-brand access subscriber (ARPU)	$18.31	$18.48	-1%
Domestic AOL-brand access subscriber monthly average churn (2)	3.0%	3.7%	-19%

Unique Visitors (in millions) (3)
Domestic average monthly unique visitors to AOL Properties (Media Metrix 360)	112	NA
Domestic average monthly unique visitors to AOL Properties (Panel-only methodology)	100	106	-6%

Domestic average monthly unique visitors to AOL Media (Media Metrix 360) (4)	86	NA
Domestic average monthly unique visitors to AOL Media (Panel-only methodology) (4)	73	70	4%

Domestic average monthly unique visitors to AOL Advertising Network (5)	186	174	7%

(1)	Domestic AOL-brand access subscribers include subscribers participating in introductory free-trial periods and subscribers that are paying no monthly fees or reduced monthly fees through member service and retention programs. Individuals who have registered for our free offerings, including subscribers who have migrated from paid subscription plans, are not included in the AOL-brand access subscriber numbers presented above. The average monthly subscription revenue per subscriber is calculated as average monthly subscription revenue divided by the average monthly subscribers for the applicable period.
(2)	Churn represents the number of subscribers that terminate or cancel our services, factoring in new and reactivated subscribers. Monthly average churn is calculated as the monthly average of terminations plus cancellations divided by the initial subscriber base plus any new registrations and reactivations for the applicable period.
(3)	See “Unique Visitor Metrics” on page 9 of this press release.
(4)	AOL Media represents a subset of AOL Properties and excludes Mail, Instant Messaging, Search, Ventures and Local & Mapping.
(5)	We also utilize unique visitors to evaluate the reach of our total advertising network, which includes both AOL Properties and the Third Party Network.

Webcast and Conference Call Information

AOL Inc. will host a conference call to discuss first quarter 2010 financial results on Wednesday, April 28, 2010, at 10:00 am Eastern Time (ET). A live webcast of the conference call, together with supplemental financial information, can be accessed through the Company’s Investor Relations website at http://ir.aol.com. In addition, an archive of the webcast can be accessed through the link above, and an audio replay of the call will be available for one week following the conference call by calling (888) 286 – 8010.

FINANCIAL STATEMENTS

AOL Inc.

Consolidated Statements of Operations (2)

(In millions, except per share amounts)

	Three Months Ended March 31,
	2010	2009
	(Unaudited)
Revenues:
Advertising	$354.3	$439.8
Subscription	282.7	393.5
Other	27.3	30.7

Total revenues	664.3	864.0
Costs of revenues	364.7	484.2
Selling, general and administrative	133.3	137.4
Amortization of intangible assets	62.2	34.8
Amounts related to securities litigation and government investigations, net of recoveries	—	7.4
Restructuring costs	23.4	58.3

Operating income	80.7	141.9
Other loss, net	(2.7)	(3.1)

Income from continuing operations before income taxes	78.0	138.8
Income tax provision	36.8	56.3

Income from continuing operations	41.2	82.5
Discontinued operations, net of tax	(6.5)	—

Net income	34.7	82.5
Less: Net loss attributable to noncontrolling interests	—	0.2

Net income attributable to AOL Inc.	$34.7	$82.7

Per share information attributable to AOL Inc. common stockholders:

Basic income per common share from continuing operations	$0.39	$0.78
Discontinued operations, net of tax	(0.06)	—

Basic net income per common share	$0.33	$0.78

Diluted income per common share from continuing operations	$0.39	$0.78
Discontinued operations, net of tax	(0.07)	—

Diluted net income per common share	$0.32	$0.78

Shares used in computing basic income per common share (1)	106.3	105.8

Shares used in computing diluted income per common share (1)	107.0	105.8

(1)

On November 2, 2009, we converted from AOL Holdings LLC, a limited liability company wholly owned by Time Warner Inc. (Time Warner), to AOL Inc., a corporation wholly owned by Time Warner. On December 9, 2009, the date of our spin-off, 105.8 million shares of $0.01 par value AOL common stock were issued to Time Warner stockholders of record as of 5 p.m. on November 27, 2009. For periods prior to 2009, the same number of shares is being used for basic and diluted income (loss) per common share, as no common stock of the Company existed prior to November 2, 2009 and no dilutive securities of the Company were outstanding for any prior period.

(2)	The financial information above includes the impact of reflecting buy.at as discontinued operations. See page 9 for more information.

AOL Inc.

Consolidated Balance Sheets (2)

(In millions)

	March 31, 2010	December 31, 2009
	(Unaudited)
Assets
Current assets:
Cash and equivalents	$262.4	$146.1
Accounts receivable, net of allowances of $32.8 and $31.7, respectively	387.2	440.0
Prepaid expenses and other current assets	39.7	33.1
Deferred income taxes	22.4	44.7
Current assets of discontinued operations	—	23.5

Total current assets	711.7	687.4

Property and equipment, net	678.3	704.7
Goodwill	2,184.6	2,171.6
Intangible assets, net	152.4	210.4
Long-term deferred income taxes	158.1	136.8
Long-term assets of discontinued operations	—	27.0
Other long-term assets	33.3	25.2

Total assets	$3,918.4	$3,963.1

Liabilities and Equity
Current liabilities:
Accounts payable	$73.9	$100.4
Accrued compensation and benefits	68.4	90.7
Accrued expenses and other current liabilities	389.9	400.4
Deferred revenue	136.5	113.5
Current portion of obligations under capital leases	32.6	32.4
Current liabilities of discontinued operations	—	14.0

Total current liabilities	701.3	751.4

Obligations under capital leases	37.6	41.5
Restructuring liabilities	13.9	28.3
Deferred income taxes	4.0	2.4
Long term liabilities of discontinued operations	—	7.0
Other long-term liabilities	77.2	69.6

Total liabilities	834.0	900.2

Equity:
Common stock, $0.01 par value, 106.5 million and 105.8 million shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively	1.1	1.1
Additional paid-in capital	3,357.5	3,355.5
Accumulated other comprehensive loss, net	(288.5)	(275.1)
Retained earnings (accumulated deficit) for the period subsequent to November 2, 2009 (1)	14.3	(20.4)

Total AOL Inc. stockholders’ equity	3,084.4	3,061.1
Noncontrolling interest	—	1.8

Total equity	3,084.4	3,062.9

Total liabilities and equity	$3,918.4	$3,963.1

(1)	We began recording retained earnings (accumulated deficit) subsequent to November 2, 2009, when we converted from a limited liability company to a corporation.
(2)	The financial information above includes the impact of reflecting buy.at as discontinued operations. See page 9 for more information.

AOL Inc.

Consolidated Statements of Cash Flows (1)

(In millions)

	Three Months Ended March 31,
	2010	2009
	(Unaudited)
Operations

Net income	$34.7	$82.5
Less: Discontinued operations, net of tax	(6.5)	—

Net income from continuing operations	41.2	82.5
Adjustments for non-cash and nonoperating items:
Depreciation and amortization	116.5	103.4
Asset impairments	1.4	2.3
Equity-based compensation	9.7	6.2
Amounts related to securities litigation and government investigations, net of recoveries	—	7.4
Other non-cash adjustments	1.2	9.7
Deferred income taxes	(16.8)	—
Changes in operating assets and liabilities, net of acquisitions	9.7	105.1

Cash provided by continuing operations	162.9	316.6
Cash provided by discontinued operations	0.2	0.3

Cash provided by operations	163.1	316.9

Investing Activities

Investments and acquisitions, net of cash acquired	(23.2)	(7.8)
Capital expenditures and product development costs	(29.5)	(31.1)
Investment activities from discontinued operations	16.4	(0.5)
Other investment proceeds	1.0	0.2

Cash used by investing activities	(35.3)	(39.2)

Financing Activities

Principal payments on capital leases	(8.3)	(7.2)
Net distribution to Time Warner	—	(282.9)
Other	—	(2.2)

Cash used by financing activities	(8.3)	(292.3)

Effect of exchange rate changes on cash	(4.1)	(1.3)

Increase (decrease) in cash and equivalents	115.4	(15.9)

Cash and equivalents at beginning of period	147.0	134.7

Cash and equivalents at end of period	262.4	118.8

Less: Cash and equivalents of discontinued operations at end of period	—	(0.3)

Cash and equivalents of continuing operations at end of period	$262.4	$119.1

(1)	The financial information above includes the impact of reflecting buy.at as discontinued operations. See page 9 for more information.

SUPPLEMENTAL INFORMATION

Items impacting comparability: The following items impacted the comparability of net income attributable to AOL Inc. for the three months ended March 31, 2010 and 2009 (In millions, except per share amounts):

	Three Months Ended March 31,
	2010	2009
Amortization of intangible assets (1)	$(62.2)	$(34.8)
Restructuring costs	(23.4)	(58.3)
Equity-based compensation expense	(9.7)	(6.2)

Pretax impact	$(95.3)	$(99.3)

Income tax impact (2)	45.0	40.3

After tax impact	$(50.3)	$(59.0)

Impact per basic common share	$(0.47)	$(0.56)

Impact per diluted common share	$(0.47)	$(0.56)

(1)	Amortization of intangible assets for the three months ended March 31, 2010 increased due to the impact of the reevaluation of the useful lives of certain intangible assets in the fourth quarter of 2009 in connection with our restructuring initiative, which resulted in incremental amortization expense of $32.9 million in the first quarter of 2010.
(2)	The income tax impact for the three months March 31, 2010 and 2009 is calculated based on AOL’s effective tax rate for the period, which was 47.2% and 40.6%, respectively.

AOL Inc.

Reconciliation of Operating Income to Adjusted OIBDA and Cash Provided by Operations to Free Cash Flow

(In millions)

	Three Months Ended March 31,
	2010	2009

Operating income	$80.7	$141.9
Add: Depreciation	54.3	68.6
Add: Amortization	62.2	34.8
Add: Asset impairments	1.4	2.3
Add: Losses/(gains) on asset sales	(0.4)	(0.2)

Adjusted OIBDA	$198.2	$247.4

Cash provided by continuing operations	$162.9	$316.6
Less: Capital expenditures and product development costs	29.5	31.1
Less: Principal payments on capital leases	8.3	7.2

Free Cash Flow	$125.1	$278.3

Basis of Presentation

The financial information for 2009 has been recast so that the basis of presentation is consistent with that of the financial information for 2010. This recast reflects the financial condition, results of operations and cash flows of buy.at as discontinued operations for all periods presented.

Note Regarding Non-GAAP Financial Measures

This press release and its attachments include the financial measures Adjusted OIBDA and Free Cash Flow, both of which are defined as non-GAAP financial measures by the Securities and Exchange Commission (SEC). These measures may be different than non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). Explanations of our non-GAAP financial measures are as follows:

Adjusted OIBDA. We define Adjusted OIBDA as operating income before depreciation and amortization excluding the impact of gains and losses on all disposals of assets (including those recorded in costs of revenues) and non-cash asset impairments. We consider Adjusted OIBDA to be a useful metric for management and investors to evaluate the performance of our business, as it eliminates the effect of noncash items such as depreciation of tangible assets, amortization of intangible assets that were primarily recognized in business combinations and asset impairments, as well as the effect of gains and losses on asset sales, which are typically non-recurring in nature. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Moreover, the Adjusted OIBDA measures do not reflect gains and losses on asset sales or impairment charges related to goodwill, intangible assets and fixed assets. We evaluate the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets, investment spending levels and return on capital.

Free Cash Flow. We define Free Cash Flow as cash provided by continuing operations, less capital expenditures, principal payments on capital leases and product development costs. We consider Free Cash Flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after capital expenditures, principal payments on capital leases and capitalized product development costs, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of Free Cash Flow also facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation on the use of this metric is that Free Cash Flow does not represent the total increase or decrease in cash for the period because it excludes certain non-operating cash flows. AOL has computed Free Cash Flow using the same consistent method from quarter to quarter and year to year.

Unique Visitor Metrics

We utilize unique visitor numbers to evaluate the performance of AOL Properties. In addition, we utilize unique visitor numbers to evaluate the reach of our total advertising network, which includes both AOL Properties and the Third Party Network. Unique visitor numbers provide an indication of our consumer reach. Although our consumer reach does not correlate directly to advertising revenue, we believe that our ability to broadly reach diverse demographic and geographic audiences is attractive to brand advertisers seeking to promote their brands to a variety of consumers without having to partner with multiple content providers. The source for our unique visitor information is a third party (comScore Media Metrix, or “Media Metrix”). Media Metrix estimates unique visitors based on a sample of Internet users in various countries (referred to as the “panel-only methodology”). While we are familiar with the general methodologies and processes that Media Metrix uses in estimating unique visitors, we have not performed independent testing or validation of Media Metrix’s data collection systems or proprietary statistical models, and therefore we can provide no assurance as to the accuracy of the information that Media Metrix provides.

Media Metrix has announced the availability of an alternate ‘panel-centric hybrid’ methodology (“Media Metrix 360”) to estimate unique visitors, in order to provide a more accurate count of a website’s audience. We have elected to adopt this alternate methodology for domestic unique visitors to AOL Properties and AOL Media starting December 2009 and going forward. As a result, our domestic unique visitor numbers based on Media Metrix 360 will not be comparable to the estimates under the previous methodology. For comparison purposes, domestic unique visitors to AOL Properties and AOL Media are reported, in Operating Metrics within this press release, under both the Media Metrix 360 and panel-only methodology for the first quarter of 2010.

Cautionary Statement Concerning Forward-Looking Statements

This press release and our conference call at 10:00 a.m. Eastern Time today may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding business strategies, market potential, future financial and operational performance and other matters. Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances. Except for our ongoing obligations to disclose material information under the federal securities laws, we are under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in the “Risk Factors” section contained in our Annual Report on Form 10-K for the year ended December 31, 2009 (the “Annual Report”), filed with the Securities and Exchange Commission. In addition, we operate a web services company in a highly competitive, rapidly changing and consumer and technology-driven industry. This industry is affected by government regulation, economic, strategic, political and social conditions, consumer response to new and existing products and services, technological developments and, particularly in view of new technologies, the continued ability to protect intellectual property rights. Our actual results could differ materially from management’s expectations because of changes in such factors. Further, lower than expected valuations associated with our cash flows and revenues may result in our inability to realize the value of recorded intangibles and goodwill. In addition, achieving our business and financial objectives, including growth in operations and maintenance of a strong balance sheet and liquidity position, could be adversely affected by the factors discussed or referenced under the “Risk Factors” section contained in the Annual Report as well as, among other things: 1) decreased liquidity in the capital markets, including any reduction in the ability to access the capital markets for debt securities or bank financings; 2) our borrowing capacity under our senior secured revolving credit facility; 3) the impact of terrorist acts and hostilities; 4) changes in our plans, strategies and intentions; 5) our ability to attract and retain key employees; 6) asset impairments; 7) the success of any cost reductions or similar efforts, including with respect to any associated savings, charges or other amounts; 8) the impact of significant acquisitions, dispositions and other similar transactions; and 9) the failure to meet earnings expectations.

About AOL

AOL Inc. (NYSE: AOL) is a leading global web services company with an extensive suite of brands and offerings and a substantial worldwide audience. AOL’s business spans online content, products and services that the company offers to consumers, publishers and advertisers. AOL is focused on attracting and engaging consumers and providing valuable online advertising services on both AOL’s owned and operated properties and third-party websites. In addition, AOL operates one of the largest Internet subscription access services in the United States, which serves as a valuable distribution channel for AOL’s consumer offerings.

Contacts:

AOL Investor Relations

Eoin Ryan

212-206-5025

Eoin.Ryan@corp.aol.com

AOL Corporate Communications

Tricia Primrose

703-265-2896

Tricia.Primrose@corp.aol.com

Alysia Lew

212- 652-6376

Alysia.Lew@corp.aol.com

AOL Inc.

770 Broadway, New York, NY, 10003

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